Exhibit (d)(1)(vii)

                    CDC IXIS ASSET MANAGEMENT ADVISERS, L.P.
                               399 Boylston Street
                                Boston, MA 02116

February 4, 2004

CDC Nvest Funds Trust I
CDC Nvest Star International Fund
399 Boylston Street
Boston, MA  02116
Attn:  Nicholas Palmerino, Treasurer

Re: CDC Nvest Star International Fund Advisory Agreement Addendum

Dear Mr. Palmerino:

The Advisory Agreement dated October 30, 2000 between CDC Nvest Funds Trust I (the "Fund") with respect to its CDC Nvest Star International Fund (formerly, CDC Nvest Star Worldwide Fund) (the "Series") and CDC IXIS Asset Management Advisers, L.P. (the "Manager") is hereby revised effective March 1, 2004 (1) to delete all reference to the Series' current name and to replace the name with "Hansberger International Fund" and (2) to delete section 7 and to replace it with the following:

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.80% of the first $200 million of average daily net assets of the Series and 0.75% over $200 million of such assets (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Subadvisers pursuant to any Subadvisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Sincerely,
/s/Scott E. Wennerholm
----------------------
Scott E. Wennerholm
Executive Vice President, Treasurer, Chief Financial Officer and Chief Operating Officer

ACCEPTED AND AGREED TO:
CDC Nvest Funds Trust I for
CDC Nvest Star Small Cap Fund


By:

/s/Nicholas Palmerino
__________________
Nicholas Palmerino
Title: Treasurer

Date:  February 5, 2004